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                                   Exhibit n

         Consent of Matthews, Carter and Boyce, independent accountants
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Allied Capital Corporation
Washington, D.C.  20006




             We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form N-2, in the form in which it becomes effective, of our report dated February 10, 1995 relating to the consolidated financial statements of Allied Capital Corporation and its wholly owned subsidiaries for the years ended December 31, 1994, 1993 and 1992, which appear in such Prospectus. We also consent to the reference to us under the headings "Financial Highlights" and "Reports and Independent Public Accountants" in such Prospectus.



                                                 /s/  MATTHEWS, CARTER AND BOYCE


McLean, Virginia
January 11, 1996